Exhibit 10.18

Savage River, Inc.
May 5, 2017
Charles Muth
10105 Bracken Drive
Ellicott City, MD 21042
Dear Chuck:
Savage River, Inc., a Delaware corporation (the “Company”), is pleased to offer you employment with the Company on the terms described below.
1.Position. You will start in a full-time, exempt position as Chief Growth Officer and you will report to the Company’s Chief Executive Officer, Ethan Brown. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.
2.TriNet HR Corporation. The Company’s benefits, payroll, and other human resource management services are provided through TriNet HR Corporation, a professional employer organization. As a result of the Savage River, Inc. arrangement with TriNet, TriNet will be considered your employer of record for these purposes and your managers at Savage River, Inc. will be responsible for directing your work, reviewing your performance, setting your schedule, and otherwise directing your work at Savage River, Inc.
3.Compensation and Employee Benefits. Your annualized base salary will be $285,000 per year, payable on the Company’s regular payroll dates, and your start date will be May 30, 2017. You will also be part of the Company’s Incentive Plan, which will provide a bonus target level of 50% of your base salary. Bonuses are discretionary and are based on your individual performance and the performance of the Company. Your bonus eligibility will begin on May 30, 2017. As a regular employee of the Company you will be eligible to participate in a number of Company-sponsored benefits, which are described in the employee benefit summary that I have enclosed with this letter. In addition to Company holidays, you will be entitled to 20 days of Paid Time-Off (PTO). Lastly, the Company will provide up to $75,000 in moving expenses and a $834/month car allowance.

4.Stock Options. Subject to the approval of the Company’s Board of Directors, you will be granted an option (“Option”) to purchase 683,781 shares of the Company’s Common Stock. The Option will be subject to the terms and conditions applicable to options granted under the Company’s 2011 Equity Incentive Plan (“Plan”), as described in the Plan and the applicable stock option agreement, which you will be required to sign. 25% of the total number of shares subject to the Option shall vest and become exercisable on the 12-month anniversary of your vesting commencement date and 1/48th of the total number of shares subject to the Option shall vest and become exercisable in monthly installments thereafter during continuous service, as described in the applicable stock option agreement. The exercise price per share will be equal to the fair market value per share on the date the Option is granted, as determined by the Company’s Board of Directors in good faith compliance with applicable guidance in order to avoid having the Option be treated as deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended. There is no guarantee that the Internal Revenue Service will agree with this value. You should consult with your own tax advisor concerning the tax risks associated with accepting an option to purchase the Company’s Common Stock.
5.Background Check. Like all Company employees, your employment is subject to a background check. As a condition of your employment with the Company, you are required to sign the Company’s enclosed background check consent form.
6.Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Confidential Information and Invention Assignment Agreement.
7.Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer. In the event you are terminated for reasons unrelated to cause, the Company agrees to pay you 6 months salary as a severance payment.
8.Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.
9.Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

10.Entire Agreement. This letter supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter.
[Signature Page Follows]

If you wish to accept this offer, please sign and date this and the other documents, as outlined below. As required, by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. This offer, if not accepted, will expire at the close of business on May 8, 2017. We look forward to having you join us on May 30, 2017.

Very truly yours,

SAVAGE RIVER INC.

By:	/s/ Ethan Brown
Ethan Brown
Chief Executive Officer

ACCEPTED AND AGREED:

Charles Muth
/s/ Charles Muth
(Signature)

5/5/2017
Date

Anticipated Start Date:
Attachments:

1.
To be completed, signed (where applicable) and returned, along with this offer letter, (a) via email to your hiring manager and lohagan@beyondmeat.com as soon as possible; and (b) by hand on your first day or by mail to Laura O’Hagan (Beyond Meat, 1325 El Segundo Blvd, El Segundo, CA, 90245):

a)	Confidential Information and Invention Assignment Agreement

b)	Background consent form

c)	Application for Employment

d)	New employee personal information form

e)	I-9 form(s) of identification – please include a scanned PDF of your identification form(s)

2.	Background information

a)	Benefits Overview 2015-2016

b)	Benefits at a glance – 2015-2016

c)	Benefits – Semi Monthly Costs – Salaried Employee 2011 Equity Incentive Plan

d)	Travel & Expense Reimbursement Policy